MONTHLY REPORT - AUGUST, 2011


                          TriView Global Fund, LLC

             The net asset value of a unit as of August 31, 2011

                was $943.33, down 5.0% from $992.82 per unit

                             as of July 31, 2011.



                     STATEMENT OF CHANGES IN NET ASSET VALUE



                                               Current Period      Year to Date

Net Asset Value (1,374.322 units) at         $   1,364,453.18          2,000.00

   July 31, 2011

Addition of 25.181 units on August 1,               25,000.27      1,399,333.13
   2011

Redemption of 0.000 units on August 31,                  0.00         (1,985.64)
   2011

Net Income (Loss)                                  (69,263.94)       (79,157.98)
                                              ----------------  ---------------
Ending Net Asset Value 1,399.503 units       $   1,320,189.51      1,320,189.51
   at August 31, 2011                         ================  ===============

Net Asset Value per Unit at
   August 31, 2011                           $         943.33


                        STATEMENT OF INCOME AND EXPENSE

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $     (59,193.42)      (40,539.95)
         closed contracts

      Change in unrealized gain (loss) on open      11,133.36         3,300.00
         contracts

   Interest income                                       2.06             2.06
                                               ---------------  ---------------
Total: Income                                      (48,058.00)      (37,237.89)

Expenses:
   Brokerage commissions                             5.730.00         8,160.00
   Operating expenses                                8,622.98        16,424.04
   Incentive fee                                    (1,808.95)            0.00
   Management fee                                    3,809.36         7,630.95
   Organizational & offering expenses                4,852.55         9,705.10
                                               ---------------  ---------------
Total: Expenses                                     21,205.94        41,920.09
                                               ===============  ===============
Net Income(Loss) - August, 2011               $    (69,263.94)      (79,157.98)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         General Partner/CPO
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President